Exhibit 10.9

OCUPHIRE PHARMA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

November 5, 2020

Each member of the Board of Directors (the “Board”) of Ocuphire Pharma, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service following the closing of the merger of a wholly-owned subsidiary of Rexahn Pharmaceuticals, Inc., a Delaware corporation (“Parent”) with and into Ocuphire Pharma, Inc. (“Private Ocuphire”), with Private Ocuphire continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”). This Non-Employee Director Compensation Policy will be effective upon the closing of the Merger (the “Effective Date”). This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.  A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

ANNUAL CASH COMPENSATION

Commencing on the Effective Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears no later than 30 days following the end of each quarter in which the service occurred, prorated for the quarter in which the Effective Date occurs, and for any other any partial quarter of service. All annual cash fees are vested upon payment.  Non-Employee Directors may elect to receive vested shares of the Company’s common stock in lieu of the following retainers on the date on which such retainers would otherwise have been paid in cash in accordance with the terms and conditions of the Plan (as defined below).

1.	Annual Board Service Retainer:

(a)	All Eligible Directors: $40,000
(b)	Chair of the Board (as applicable): $35,000 (in addition to above)
(c)	Lead Independent Director (as applicable): $20,000 (in addition to above)

2.	Annual Committee Member Service Retainer:

(a)	Member of the Audit Committee: $7,500
(b)	Member of the Compensation Committee: $5,000
(c)	Member of the Nominating and Corporate Governance Committee: $4,000

3.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

(a)	Chair of the Audit Committee: $15,000
(b)	Chair of the Compensation Committee: $10,000
(c)	Chair of the Nominating and Corporate Governance Committee: $8,000

EQUITY COMPENSATION

Equity awards will be granted under the Company’s 2020 Equity Incentive Plan, as amended from time to time, or any successor equity incentive plan (the “Plan”). All stock options granted under the Director Compensation Policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant (subject to earlier termination upon a termination of the Non-Employee Director’s Continuous Service (as defined in the Plan)) and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the date of grant.

1.           Automatic Equity Grants.

(a)          Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Nonstatutory Stock Option to purchase 40,000 shares of common stock (the “Initial Grant”). Each Initial Grant will vest in a series of three successive equal annual installments over the three-year period measured from the date of grant, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.

(b)          Annual Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”) following the Effective Date, each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase 20,000 shares of Company common stock (the “Annual Grant”). Each Annual Grant will vest upon the earlier of the one (1) year anniversary of the grant date or the day prior to the Company’s next Annual Meeting occurring after the grant date, subject to the Non-Employee Director’s Continuous Service through the vesting date.

2.          Change in Control. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to the Director Compensation Policy will become fully vested immediately prior to the closing of such Change in Control.

3.           Remaining Terms. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard Option Agreement, in the form adopted from time to time by the Board.

EXPENSES

The Company will reimburse Non-Employee Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.